                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            INTERVISUAL BOOKS, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                            INTERVISUAL BOOKS, INC.
                      2850 OCEAN PARK BOULEVARD, SUITE 225
                         SANTA MONICA, CALIFORNIA 90405
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 21, 1996

To the Shareholders of INTERVISUAL BOOKS, INC.:

     The Annual Meeting of Shareholders of Intervisual Books, Inc. (the "Company") will be held on Wednesday, August 21, 1996, at 10:00 A.M., Pacific Daylight Savings Time, at the Watt Building, located at 2716 Ocean Park, Santa Monica, California 90405, for the following purposes:

          1. To elect six directors to serve until the next annual meeting of shareholders or until their successors are chosen;

          2. To ratify the selection of BDO Seidman, LLP as independent auditors of the Company for 1996; and

          3. To transact such other business as may properly come before the meeting and any adjournment thereof.

     Only shareholders of record at the close of business on July 19, 1996 shall be entitled to notice of and to vote at the meeting and any adjournment(s) thereof.

     A proxy solicited by the Company's Board of Directors, together with a Proxy Statement and a copy of the Company's 1995 Annual Report are enclosed herewith. Please sign, date and return the proxy promptly in the enclosed reply envelope. If you attend the meeting and wish to vote in person, you may do so by withdrawing your proxy prior to the meeting.

                                          By Order of the Board of Directors

                                          GAIL A. THORNHILL
                                          Secretary

Santa Monica, California
August 5, 1996

                            YOUR VOTE IS IMPORTANT.

     WHETHER YOU OWN A FEW OR MANY SHARES OF STOCK AND WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO DATE, SIGN AND RETURN YOUR PROXY PROMPTLY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED.

                            INTERVISUAL BOOKS, INC.
                      2850 OCEAN PARK BOULEVARD, SUITE 225
                         SANTA MONICA, CALIFORNIA 90405
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Intervisual Books, Inc. (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on August 21, 1996, and any adjournment(s) thereof. Shareholders of record as of the close of business on July 19, 1996 (the "Record Date") are entitled to notice of and to vote at the meeting. On that date the Company had 4,782,798 shares of Common Stock, no par value (the "Common Stock"), outstanding and entitled to vote at the meeting.

     Copies of solicitation materials will be furnished to brokerage houses and other fiduciaries for forwarding to beneficial owners of shares of the Company's Common Stock. The costs of soliciting proxies related to the Annual Meeting, including the cost of preparing and mailing this Proxy Statement, will be paid by the Company. In addition to solicitations by mail, directors and regular employees of the Company may solicit proxies in person or by telephone or telegraph without receiving any compensation in addition to their regular compensation as directors or employees.

     Proxies are first being mailed to shareholders on August 5, 1996. Any proxy which is returned by a shareholder properly completed and which is not revoked will be voted at the meeting in the manner specified therein. Unless contrary instructions are given, the persons designated as proxyholders in the accompanying proxy card(s) (or their substitutes) will vote FOR the election of the Board of Directors' nominees, FOR Proposal 2 and in the proxyholders' discretion with regard to all other matters. Any proxy given pursuant to this solicitation may be revoked prior to the meeting at any time by delivering an instrument revoking it, or a duly executed proxy bearing a later date, to the Secretary of the Company. Any proxy given pursuant to this solicitation may also be revoked by any shareholder who attends the meeting and gives oral notice of his or her election to vote in person, without compliance with any other formalities.

     The presence at the meeting, in person or by proxy, of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum at the meeting. Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as the inspectors of election for the meeting. Inspectors of election will treat shares represented by proxies that reflect abstentions or include "broker non-votes" as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions or "broker non-votes" do not constitute a vote "for" or "against" any matter and thus will be disregarded in any calculation of "votes cast". If a broker or nominee has physically indicated on the proxy that it does not have discretionary authority to vote on a matter, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares may be considered entitled to vote for quorum purposes and entitled to vote on other matters). Any unmarked proxies, including those submitted by brokers or nominees, will be voted in favor of the proposals and the nominees for the Board of Directors, as indicated in the accompanying proxy card.

     Each share of common stock is entitled to one vote on all matters voted on at the meeting and, in the election of directors, each shareholder has the right to cumulate his or her votes and give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of votes to which his or her shares are entitled, or to distribute his or her votes on the same principle among as many nominees as he or she desires, and the nominees receiving the highest number of votes, up to the number of directors to be elected, shall be elected. This right to cumulate votes will exist only if the candidate's name has been placed in nomination prior to the voting and any shareholder gives notice at the meeting prior to the voting of that shareholder's intention to cumulate his or her votes.

                          CERTAIN BENEFICIAL OWNERSHIP

     The following table sets forth certain information concerning beneficial ownership of the Common Stock of the Company by any person who is known by the Company to be the beneficial owner of more than five (5%) percent of the Common Stock, by each director of the Company, each nominee for election as a director, each executive officer named in the Summary Compensation Table, and by all current directors and officers as a group. Except as otherwise noted, the following shareholders have sole voting and investment power with respect to the shares except to the extent that authority is shared by spouses under applicable law.

                                                                    AMOUNT AND NATURE
                                                                      OF BENEFICIAL       PERCENT
                               NAME                                  OWNERSHIP(1)(2)      OF CLASS
- ------------------------------------------------------------------  -----------------     --------
Waldo H. Hunt/The Hunt Family Trust(3)............................      2,539,917           53.1
  2850 Ocean Park Blvd. #225
  Santa Monica, CA 90405
Charles E. Gates..................................................      1,307,500(4)        24.0
  2850 Ocean Park Blvd., #225
  Santa Monica, CA 90405
The Robertson Stephens Orphan Fund................................        336,150(5)         7.0
  555 California Street, Suite 2600
  San Francisco, CA 94104
Elgin Davis.......................................................              0             --
Gordon Hearne.....................................................              0             --
John J. McNaughton................................................         30,833              *
George P. Oess....................................................         10,000              *
John Power........................................................         33,333              *
Peter Seymour.....................................................          9,591              *
Jeffrey Nobbs(6)..................................................         40,000              *
Debra Kosaka......................................................         21,667              *
All directors and officers as a group (11 persons)................      3,403,257           60.8

- ---------------
* Less than 1%

(1) Unless otherwise indicated in the following footnotes, all such information is as of July 19, 1996. Information relating to beneficial ownership of shares of Common Stock is based upon the rules set forth under the Securities Exchange Act of 1934 (the "Exchange Act"). Under such rules, more than one person may be deemed to be a beneficial owner of the same securities.

(2) Includes the following number of shares of Common Stock that may be purchased upon the exercise of options granted by the Company which are exercisable on July 19, 1996 or within 60 days thereafter: Mr. Gates, 675,000; Mr. McNaughton, 30,833; Mr. Oess, 10,000; Mr. Power, 30,833; Mr.
     Nobbs, 40,000; Ms. Kosaka, 21,667; and all directors and executive officers as a group, 818,749.

(3) All such shares are owned of record by The Hunt Family Trust (the "Hunt Trust"), of which both Trustees have shared voting and investment power. The Hunt Trust has granted to Mr. Gates an option to purchase 600,000 shares of Common Stock (the "Hunt Option").

(4) Includes 600,000 shares of Company common stock subject to the Hunt Option, which shares are currently held by the Hunt Trust and are included in the number of shares of common stock shown as beneficially held by Mr. Hunt and the Hunt Trust in the above table.

(5) Based on an amendment to Schedule 13D, dated April 3, 1995, filed with the Securities and Exchange Commission by The Robertson Stephens Orphan Fund, a California Limited Partnership (the "Partnership") and related parties, including Robertson Stephens & Co. L.P. and Bayview Investors, Ltd. The Partnership and related entities have sole voting and dispositive power over such shares.

(6) Mr. Nobbs resigned from the Company effective as of July 31, 1996.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     A board of six directors is to be elected at the meeting. Directors are to be elected by a plurality of the votes cast at the Annual Meeting in person or by proxy by the holders of shares entitled to vote in the election. The Board of Directors is informed that all of the nominees are willing to serve as directors, but if any of them should decline or be unable to act as a director, the persons designated as proxyholders in the accompanying proxy card(s) (or their substitutes) will vote for such substitute nominee or nominee(s) as may be designated by the Board of Directors unless the Board reduces the number of directors accordingly.

NOMINEES

     The following information has been furnished by the respective nominees for election as directors.

                                                                                        DIRECTOR
            NAME OF NOMINEE              AGE            PRINCIPAL OCCUPATION             SINCE
- ---------------------------------------  ---   ---------------------------------------  --------
Waldo H. Hunt..........................  75    Chairman of the Board and Director         1975
Charles E. Gates.......................  59    President, Chief Executive Officer,        1992
                                               Chief Financial Officer and Director
Elgin Davis............................  68    Director                                   1996
Gordon Hearne..........................  72    Director                                   1996
John J. McNaughton.....................  74    Director                                   1991
Peter Seymour..........................  63    Director                                   1996

     Waldo H. Hunt has been a director and the Chairman of the Board of the Company since its organization in 1975. He also served as its Chief Executive Officer and Chief Financial Officer until January 1992. Mr. Hunt is also Chairman of The Hunt Group, a company founded by Mr. Hunt (the "Hunt Group"). Mr. Hunt is the founder of the Company and is considered by many to be the father of the modern-day pop-up industry.

     Charles E. Gates became a director and the Chief Executive Officer of the Company on January 1, 1992. Prior to joining the Company, Mr. Gates was employed as the Chief Executive Officer of Price Stern Sloan, Inc. ("PSS"), a publishing company specializing in juvenile and educational books. Mr. Gates had been employed by PSS for approximately 20 years, serving as its President and Chief Operating Officer from 1984 to June 1990 and as its Chief Executive Officer from June 1990 to December 1991.

     Elgin Davis was a director of the Company from 1988 to 1991 and rejoined the Board in February 1996. He is currently president of Elgin Davis, Inc., a privately-held company engaged in the business of providing marketing communications services, including special interest advertising, marketing research, and graphic arts, a position he has held since 1953. Since 1959, Mr. Davis has also been president of Davis Properties, Inc., property developers/investors. Additionally, since 1993, he has been chairman of ELBO Properties, Inc.

     Gordon Hearne joined the Board in February 1996. Mr. Hearne is a principal of Hearne & Spector, an advertising agency formed in March 1995. Mr. Hearne was previously employed by the Company as director of its commercial division and later marketing director of the division from June 1985 to June 1991 when the commercial division was sold to R.R. Donnelley. After such sale, he continued as a consultant to an affiliate of R.R. Donnelley until February 1995.

     John J. McNaughton is a member of the Board of Directors of National Education Corporation ("NEC"), a company he founded in 1954. From 1954 to 1984, Mr. McNaughton was the Chief Executive Officer and from 1954 to 1988 was the Chairman of the Board of NEC.

     Peter Seymour became a Director of the Company in February of 1996. He was the Company's Vice President and Editorial Director from January 1991 until his retirement in June 1995. Mr. Seymour had been employed by the Company since October 1988 as Editorial Director; and from 1980 to October 1988, he was a consultant and free-lance editor for the Company.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors met three times during 1995 to consider matters related to the Company's business. The Board of Directors has an Executive Committee, an Audit Committee, a Nomination Committee and a Compensation Committee. Each director attended more than seventy-five (75%) of the aggregate of the total number of meetings of the Board and the committees on which he is a member during 1995.

     The Executive Committee acts for the Board of Directors between meetings, subject to certain limitations. Members of the Executive Committee, which met eight times during 1995, are Messrs. Hunt, Gates, Oess and Power.

     The Audit Committee reviews significant financial and accounting issues and the services performed by and the reports of, the Company's independent auditors and makes recommendations to the Board with respect to these and related matters. Members of the Audit Committee, which met one time during 1995, are Messrs. McNaughton, Oess and Power.

     The Nomination Committee develops criteria for Board membership and proposes nominees to the Board for approval who meet the criteria for election and identifies potential members to fill vacancies. Members of the Nomination Committee, which met two times during 1995, are Messrs. Hunt and Power.

     The Compensation Committee makes decisions as to the compensation and benefits of the Company's officers and key employees. The Compensation Committee met one time during 1995. The members of the committee are Messrs. Power and Oess

                     COMPENSATION OF OFFICERS AND DIRECTORS

CASH COMPENSATION

     The following table sets forth in the prescribed format the compensation paid the Company's Chief Executive Officer and the other executive officers of the Company which received total annual salary and bonus in excess of $100,000 for services rendered in all capacities during the Company's last completed fiscal year:

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                                  ANNUAL COMPENSATION         ------------
                                             ------------------------------    SECURITIES
                                                               OTHER ANNUAL    UNDERLYING     ALL OTHER
             NAME AND                         SALARY   BONUS   COMPENSATION     OPTIONS      COMPENSATION
        PRINCIPAL POSITION           YEAR      ($)      ($)       ($)(1)          (#)           ($)(2)
- -----------------------------------  -----   --------  ------  ------------   ------------   ------------
Charles E. Gates...................   1995    244,007       0          0              0         93,947
  CEO/President....................   1994    244,007       0          0              0         94,067
                                      1993    236,900   7,543          0              0         94,742
Jeffrey Nobbs(3)...................   1995    134,382       0          0         35,000         54,993
  Executive Vice President,........   1994         --      --         --             --             --
  Publisher........................   1993         --      --         --                            --
Debra Kosaka(4)....................   1995    102,367       0     10,897         25,000          6,796
  Vice President,..................   1994         --      --         --             --             --
  Marketing and Sales..............   1993         --      --         --             --             --

- ---------------

(1) The amount disclosed includes payment for accrued and unused vacation to Ms. Kosaka.

(2) The amounts disclosed in this column include (i) $84,947 as the dollar value of insurance premiums paid by the Company with respect to split dollar life insurance for the benefit of Mr. Gates in 1995, (ii) $43,500 related to Mr. Nobbs' relocation from the U.K. to the U.S. in 1995, and (iii) $7,085 paid to

Mr. Nobbs' pension plan in the U.K. for the first half of 1995. All other amounts for 1995 represent contributions made by the Company to the Company's 401(k) plan.

(3) Mr. Nobbs became an executive officer of the Company in January 1995, and accordingly no executive compensation is reported for 1994 and 1993. Mr. Nobbs resigned from the Company effective as of July 31, 1996.

(4) Ms. Kosaka has been an executive officer of the Company since January 1995, and accordingly no executive compensation is reported for 1994 and 1993.

STOCK OPTIONS

     The following tables set forth certain information in the prescribed formats with respect to options granted and exercised under the Company's various stock option plans during the last fiscal year:

                                                                                             POTENTIAL
                                                                                             REALIZABLE
                                                                                          VALUE AT ASSUMED
                                    NUMBER OF                                             ANNUAL RATES OF
                                   SECURITIES                                                  STOCK
                                   UNDERLYING      % OF TOTAL                            PRICE APPRECIATION
                                     OPTIONS     OPTIONS GRANTED   EXERCISE              FOR OPTION TERM(1)
                                     GRANTED     TO EMPLOYEES IN   PRICE    EXPIRATION   ------------------
              NAME                   (#)(1)      FISCAL YEAR (%)    ($)        DATE        5%        10%
- ---------------------------------  -----------   ---------------   ------   ----------   -------   --------
Charles E. Gates.................          0            n/a           n/a       n/a          n/a        n/a
Jeffrey Nobbs....................     35,000           53.0%       $2.375      2005      $50,902   $128,994
Debra Kosaka.....................     25,000           37.9%       $2.375      2005      $36,358   $ 92,138

- ---------------
(1) Options granted in 1995 are exercisable starting 12 months after the grant date, with 33 1/3 percent of the shares covered thereby becoming exercisable at that time and with an additional 33 1/3 percent of the option shares becoming exercisable on each successive anniversary date, with full vesting occurring on the third anniversary date. The options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment. The applicable option plan grants discretionary power to change or modify the terms of the option grants.

(2) Potential realizable value is based on an assumption that the stock price of the common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten year option term. Such amounts are based on the assumption that the named persons hold the options for their full term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission (the "SEC") and do not reflect the Company's estimate of future stock price growth.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                                 SHARES                      OPTIONS AT FY-END                 AT FY-END(1)
                                ACQUIRED      VALUE      EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
                               ON EXERCISE   REALIZED   ----------------------------   ----------------------------
            NAME                   (#)         ($)          (#)             (#)            ($)             ($)
- -----------------------------  -----------   --------   ------------   -------------   ------------   -------------
Charles E. Gates.............      None         n/a        675,000              0        $548,438           0
Jeffrey Nobbs................      None         n/a         28,334         26,666               0           0
Debra Kosaka.................      None         n/a         13,334         26,666               0           0

- ---------------
(1) The amounts in this column are calculated using the difference between the closing market price of the Common Stock at the Company's 1995 fiscal year-end and the option exercise prices.

EMPLOYMENT AGREEMENTS

     Hunt Employment Agreement. In May 1994, the Company and Mr. Hunt entered into an agreement whereby Mr. Hunt's Employment Agreement with the Company was terminated effective July 31, 1994.

Under the new arrangement, as long as Mr. Hunt is a director of the Company, Mr. Hunt is to be paid $1 per year and shall be deemed to be a Company employee entitling Mr. Hunt to continue to receive health insurance benefits for himself and his dependents.

     In connection with the agreement, Mr. Hunt is to remain the Company's Chairman of the Board until December 31, 1996, after which time he is to continue to serve in such capacity at the pleasure of the Board. The Company also agreed to subsidize the Hunt Group and to enter into a consulting agreement with Mr. Hunt. See "-- Certain Relationships and Related Transactions."

     Gates Employment Agreement. The Company has an Employment Agreement with Mr. Gates whereby Mr. Gates is employed as the Company's President and Chief Executive Officer for successive three year terms. On the last day of December of each year, the employment term under the agreement is automatically extended one additional year unless, prior to such last day of December, the Company delivers to Mr. Gates or Mr. Gates delivers to the Company written notice that the term of employment will not be extended.

     Under his Employment Agreement, Mr. Gates' salary is adjusted annually to reflect increases in the consumer price index. In the event of a "change in control of the Company" (as defined in the agreement), Mr. Gates would be entitled to terminate his agreement for "good reason" and receive a lump-sum payment equal to three times his annual salary then in effect. Unless Mr. Gates is terminated for cause, the Company is to maintain for Mr. Gates certain benefits and programs under the Employment Agreement. Mr. Gates is also entitled to an annual bonus equal to ten percent (10%) of the Company's yearly operating income (as defined in the Employment Agreement) in excess of a specified base amount. For the 1995, 1996 and 1997 fiscal years, the base amount is $1,500,000. Thereafter, if the Company and Mr. Gates are unable to agree on a base amount, the base amount shall be $1,500,000 plus cost of living increases.

     Under the terms of Mr. Gates' Employment Agreement, an approximately $1,000,000 split-dollar life insurance policy on Mr. Gates' life was obtained. Mr. Gates is the owner of the policy and the Company has agreed to make all premium payments on the policy. The Company is to deposit the sum of $4,166.66 into a trust established by the Company for Mr. Gates' benefit. In connection with the Company's May 1994 arrangement with Mr. Hunt, Mr. Gates waived his right to receive this monthly payment until such time as the Company ceases to subsidize the Hunt Group.

     In connection with his Employment Agreement, Mr. Gates received an option (the "Gates Option") to purchase 675,000 shares of the Company's common stock at an exercise price of $1.50 per share. The Gates Option became exercisable in full on January 1, 1995 and expires on January 2, 2002 unless terminated sooner pursuant to its terms. Also in connection with his Employment Agreement, Mr. Gates entered into an agreement with Waldo H. Hunt and Patricia E. Hunt, Trustees of the Hunt Family Trust established under that certain Declaration of Trust dated May 30, 1980, as amended, pursuant to which Mr. Gates has been granted the Hunt Option to purchase 600,000 shares of Common Stock owned by the Hunt Trust, at an exercise price of equal to the lessor of (i) $3.00 per share plus a five percent (5%) appreciation factor until the time of exercise, and
(ii) the fair market value of the shares on the date of exercise. The Hunt Option is exercisable at any time and expires on the earlier of (i) January 2, 2017 or (ii) 60 days after receipt by Mr. Gates of both the net proceeds of an approximately $1,000,000 split-dollar life insurance policy on Mr. Hunt's life (the "Hunt Policy") and a bonus payable by the Company to Mr. Gates, which bonus shall equal the premium payments on the Hunt Policy paid by the Company and applicable taxes payable by Mr. Gates with respect to the bonus. Mr. Gates is the owner and beneficiary of the Hunt Policy and under Mr. Gates' Employment Agreement, the Company makes the premium payments on such policy. In the event of Mr. Hunt's death prior to the exercise in full of the Hunt Option, Mr. Gates is obligated to exercise the Hunt Option and purchase the number of shares derived by dividing (i) the net proceeds (after repayment to the Company of all premiums made by the Company) of the death benefit payable under the Hunt Policy, plus the net amount of the bonus payable by the Company to Mr. Gates, by
(ii) the then per share exercise price as determined under the terms of the Hunt Option.

     Other Employment Agreements. The Company has an Employment Agreement with Debra Kosaka whereby Ms. Kosaka is employed as the Company's Vice President, Marketing and Sales. In October of each year, the term of Ms. Kosaka's employment is automatically extended for successive one year periods unless contrary notice is given under the agreement terms. Ms. Kosaka's salary is subject to annual cost of living increases. In the event Ms. Kosaka elects to terminate her employment within six (6) months of a "change in control of the Company" (as defined in the agreement), Ms. Kosaka is entitled to a lump-sum payment equal to twelve months' salary plus certain other payments. Mr. Nobbs was employed by the Company pursuant to a letter arrangement whereby he served as the Company's Executive Vice President and Publisher. Mr. Nobbs resigned from the Company effective July 31, 1996.

DIRECTOR COMPENSATION

     Each director who is not an employee receives $5,000 annual retainer, $1,000 for each Board meeting attended in person, $500 for each meeting of a committee of the Board which is separate from a Board meeting attended in person, and $250 for each Board or Committee meeting attended by telephone. Fees for attending executive committee meetings were $2,500 per meeting during 1995, and effective March 1996, such fees were increased to $3,000. Under the Company's Non-Employee Director Stock Option Plan, non-employee directors receive an initial option grant to purchase 30,000 shares of common stock when such person is first elected or appointed as a Company director and thereafter, on the date of each annual meeting of the Company's shareholders, an additional grant to purchase 2,500 shares of common stock (other than to directors who receive an initial grant during the calendar year in which the annual meeting is held), provided that such non-employee director continues in office after the annual meeting. During 1995, Mr. Power performed consulting services for the Company and was compensated $15,100 for such services.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In May 1994, the Company and Mr. Hunt entered into a letter agreement pursuant to which Mr. Hunt formed the Hunt Group. The Hunt Group creates new products not normally pursued by the Company in its day-to-day activities. Under the agreement, the Company has a right of first refusal on products developed by Mr. Hunt or the Hunt Group. The Hunt Group is to receive a commission on sales of such products. If the Company declines a product, the Hunt Group is free to develop the product itself at the Hunt Group's own expense. In this event, the Company is entitled to a royalty on the sale of the product by the Hunt Group. Under this agreement, the Company agreed to subsidize the Hunt Group $400,000 in each of 1995 and 1996. In 1995, the Company paid $20,000 to the Hunt Group as an advance against royalties.

     Effective upon the Company ceasing to subsidize the Hunt Group, the Company and Mr. Hunt are to enter into a consulting agreement pursuant to which Mr. Hunt will be paid $150,000 per year. This consulting agreement is to terminate upon the earlier of Mr. Hunt's death, disability or July 31, 2001. If Mr. Hunt dies prior to June 30, 2001, Mr. Hunt's estate is to receive an additional payment of $250,000.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Decisions on executive compensation for the Company generally are made by the Compensation Committee of the Board of Directors. The Compensation Committee is currently composed of two outside directors, Messrs. Power and Oess. Decisions by the Compensation Committee relating to the compensation of the Company's executive officers are subject to review by the full Board of Directors. The committee establishes and administers the Company's executive compensation programs within general guidelines established by the Board of Directors.

EXECUTIVE COMPENSATION PHILOSOPHY

     In designing its compensation programs, the Company believes that compensation should reflect the value created for shareholders while supporting the business strategies and long-range plans of the Company. In doing so, the Compensation Committee attempts to design compensation programs that reflect the following themes:

     - A compensation program that stresses the Company's financial performance and individual performance.

     - Annual incentives and bonuses which are based on the achievement of specific performance goals, with superior performance resulting in total annual compensation at or above competitive levels.

     - Long-term incentives that are designed to reward and retain officers over the long-term and which are linked to an increase in shareholder value.

     The Compensation Committee reviews and determines the compensation of the executive officers of the Company with this philosophy on compensation as its basis. In determining the compensation payable to the Company's executive officers, the Compensation Committee takes into account individual performance, performance of the operations directed by such individual, and the overall corporate performance of the Company. Through the Company's compensation philosophy, the Company seeks to attract, motivate and retain highly qualified executives and to encourage the achievement of superior performance.

EXECUTIVE COMPENSATION COMPONENTS

     The Company's executive compensation is based on the following components:

          Base Salary. Base salary is intended to be set at a level which is competitive to amounts paid to executive officers of similar business structure, size and marketplace orientation. Salaries for executive officers are reviewed by the committee on an annual basis.

          Annual Incentives and Bonuses. Annual incentives and bonuses are granted upon the achievement by the executive officers of annual financial criteria and specific performance goals. In January 1996, the Compensation Committee met in order to evaluate the Company's performance in 1995. Based upon the Company's revenues and net income for 1995, no incentive payments or bonuses were awarded to any Company employee for the Company's 1995 fiscal year.

          Stock Options. Executive officers are eligible to receive periodic grants of non-qualified stock options and incentive stock options pursuant to the Company's 1991 and 1993 Incentive Stock Option Plans and the Company's 1991 and 1993 Non-Qualified Stock Option Plans. The awards are intended to retain key employees and motivate such employees to improve long-term stock market performance. Awards are granted at the fair market value of the underlying common stock at the date of grant. Stock options generally vest in installments over a period of three years.

     In light of the fact that the Company did not pay any annual incentive payments or bonuses based upon the Company's 1995 fiscal year and in an effort to align the interests of the Company's employees with the interests of the Company's shareholders by affording such employees the opportunity of realizing the potential financial benefit if their efforts result in stock price appreciation, the Compensation Committee together with the Company's Board of Directors granted stock options to purchase an aggregate of 53,000 shares of Common Stock to 33 different employees. Such stock option grants occurred in January 1996. Additionally, 10,000 non-qualified stock options were granted in January 1996 to outside consultants of the Company. No options were granted to Messrs. Gates or Hunt.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Charles E. Gates, the President and Chief Executive Officer of the Company, pursuant to his employment agreement with the Company received a base salary of $244,007 for the fiscal year ended December 31, 1995. Under his Employment Agreement, Mr. Gates is entitled to an annual bonus equal to ten percent (10%) of the Company's yearly operating income in excess of the base amount specified in the agreement. No bonus was awarded to Mr. Gates for the 1995 fiscal year.

     Pursuant to his Employment Agreement, Mr. Gates received a 3% salary adjustment effective January 1, 1996 which increased his salary to $251,327. In addition, in connection with the Company's May 1995 arrangement with Mr. Hunt pursuant to which Mr. Hunt formed the Hunt Group, Mr. Gates waived his right to receive the monthly payment of $4,166.66 payable under his Employment Agreement to a trust to be established for Mr. Gates' benefit until such time as the Company ceases to subsidize the Hunt Group. For more information concerning Mr. Gates' Employment Agreement, see the discussion under "Compensation of Officers and Directors -- Employment Agreements."

OTHER MATTERS

     The Omnibus Reconciliation Act of 1993 (OBRA) limited deductible senior officer annual compensation to $1,000,000, unless the compensation qualifies as "performance-based" compensation under Internal Revenue Code Section 162(m) ("Code Section 162(m)"). In general, the Company does not believe the compensation payable to the Company's senior officers will exceed $1,000,000, however, the Company will continue to evaluate the requirements of the Code
Section 162(m) and seek to maximize the deductibility of senior officer compensation.

                    Submitted by John Power and George Oess

                               PERFORMANCE GRAPH

     The following graph shows a comparison of total return to shareholders for the Company, the NASDAQ Market Index and the Company's SIC Code (book publishing) for the Company's last five fiscal years.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                  OF COMPANY, INDUSTRY INDEX AND BROAD MARKET

      MEASUREMENT PERIOD          INTERVISUAL    INDUSTRY IN-
    (FISCAL YEAR COVERED)         BOOKS INC.          DEX        BROAD MARKET
1991                                       100             100             100
1991                                    140.63          108.73          108.65
1992                                    109.38          138.75          109.72
1993                                     75.00          184.62          131.61
1994                                     59.38          219.98          138.17
1995                                     57.81          334.06          179.22

                     ASSUMES $100 INVESTED ON DEC. 4, 1991
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING DEC. 31, 1995

                                 PROPOSAL NO. 2

                  SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected BDO Seidman, LLP to be the independent auditors of the Company for the fiscal year ending December 31, 1996, and proposes that the shareholders ratify this selection at the Annual Meeting. BDO Seidman, LLP also acted as independent auditors of the Company for 1995.

     Representatives of BDO Seidman, LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     Ratification of the selection of BDO Seidman, LLP requires the affirmative vote of a majority of the shares voting on such proposal (i.e., shares voting for or against the proposal).

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR PROPOSAL NO. 2. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THIS PROPOSAL UNLESS A VOTE AGAINST THE PROPOSAL OR AN ABSTENTION IS SPECIFICALLY INDICATED.

                                 OTHER MATTERS

     The Board of Directors of the Company knows of no other matters which are to be brought before the meeting. However, if any such other matters should be presented for consideration and voting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers, directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and certain written representations, the Company believes that during the last fiscal year all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

                 SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     Proposals by shareholders for presentation at the 1997 Annual Meeting must be received by the Company not later than March 27, 1997 in order to be included in the Company's Proxy Statement and form of proxy relating to that meeting. Such proposals should be in writing and addressed to Gail A. Thornhill, Secretary, Intervisual Books, Inc., 2850 Ocean Park Boulevard, Suite 225, Santa Monica, California 90405.

                                          By order of the Board of Directors

                                          Gail A. Thornhill
                                          Secretary

August 5, 1996

COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1995 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE PROVIDED TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO GAIL A. THORNHILL, SECRETARY OF THE COMPANY, AT 2850 OCEAN PARK BOULEVARD, SUITE 225, SANTA MONICA, CALIFORNIA 90405.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     PROXY                  INTERVISUAL BOOKS, INC.                   PROXY

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
      FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 21, 1996

         The undersigned hereby appoints Waldo H. Hunt and Charles E. Gates, and each of them, with full power of substitution, attorneys and proxies of the undersigned, to represent the undersigned and to vote the Common Stock as specified below at the Annual Meeting of Shareholders of Intervisual Books, Inc. to be held on August 21, 1996 at 10:00 a.m., Pacific Daylight Savings Time, at the Watt Building, located at 2716 Ocean Park, Santa Monica, California 90405, and at any adjournment(s) thereof, upon the following matters and in accordance with their best judgment with respect to any other matters which may properly come before the meeting, all as more fully described in the Proxy Statement for said Annual Meeting (receipt of which is hereby acknowledged).

         THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTORS LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AND IN ACCORDANCE WITH THE BEST JUDGMENT OF THE DESIGNATED INDIVIDUALS WITH RESPECT TO MATTERS INCIDENT TO THE CONDUCT OF THE MEETING OR WHICH MAY OTHERWISE PROPERLY COME BEFORE THE MEETING. IF ANY OF THE NOMINEES FOR DIRECTOR ARE UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, THE PROXYHOLDER WILL VOTE FOR SUCH OTHER PERSON OR PERSONS AS THE BOARD OF DIRECTORS MAY RECOMMEND.

     The Board of Directors favors an affirmative vote for the nominees for director listed below and for proposal 2.

        1. ELECTION OF DIRECTORS:    / / FOR all nominees listed below                / / WITHHOLD AUTHORITY to vote
                                       (except as marked to the contrary below)         for all nominees listed below

     NOMINEES: Waldo H. Hunt, Charles E. Gates, Elgin Davis, Gordon Hearne,
                     John J. McNaughton and Peter Seymour.

     (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.)

     ----------------------------------------------------------------------

                 (Continued and to be signed and dated on the reverse side)

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                            (Continued from other side)

       -----------------------------      -----------------------------
              Account Number                         Common

        2. Ratification of selection of BDO Seidman, LLP as independent auditors of the Company.

            / / FOR              / / AGAINST                / / ABSTAIN

                                                    Dated: , 1996

                                                    -----------------------
                                                           SIGNATURE

                                                    -----------------------
                                                      SIGNATURE (IF HELD
                                                           JOINTLY)

                                                    NOTE: Please date and
                                                    sign this Proxy exactly
                                                    as name appears. When
                                                    signing as attorney,
                                                    trustee, administrator,
                                                    executor or guardian,
                                                    please give your title
                                                    as such. In the case of
                                                    joint tenants, each
                                                    joint owner must sign.

                                                    VOTES MUST BE INDICATED
                                                    (X) IN INK. /X/

          PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE
                                ENCLOSED ENVELOPE.